EXHIBIT 21.1  List of Subsidiaries

              Name of Subsidiary                Jurisdiction

Empire Resources Pacific Ltd.                  Delaware
I.T.I. Innovative Technology, Ltd.             Israel
CompuPrint Ltd.                                Israel